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Exhibit 11.1

                  OPEN ENVIRONMENT CORPORATION AND SUBSIDIARY
                   Computation of Net Income (Loss) Per Share


                                  Three Months  Ended June 30     Six Months    Ended June 30
                                      1995          1994             1995           1994
                                 -------------  -------------    ------------   -------------
                                   (restated)                       (restated)
Weighted average shares of
  common stock outstanding
Common stock equivalents:          6,928,430      4,670,760        5,775,897      4,849,467
  Series A Convertible
    Preferred Shares                 142,857        857,141          569,060        430,938
  Dilutive effect of
    stock options                  1,270,376      1,153,770        1,271,550        808,482
                                 -----------    -----------      -----------     ----------
                                   8,341,663      6,681,671        7,616,507      6,088,887
                                 ===========    ===========      ===========     ==========

Net income (loss)                 $  848,769     $   71,261       $1,198,032     $    1,484
                                 ===========    ===========      ===========     ==========

Net income (loss) per share            $0.10          $0.01            $0.16          $0.00
                                 ===========    ===========      ===========     ==========
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